Exhibit 2.2

AMENDMENT NO. 1, dated as of December 20, 2019 (this “Amendment”), to the BUSINESS COMBINATION Agreement, dated as of July 24, 2019 (the “Agreement”), by and among Pensare Acquisition Corp., a Delaware corporation, Tango Merger Sub Corp., a Delaware corporation, Stratos Management Systems Holdings, LLC, a Delaware limited liability company, and Stratos Management Systems, Inc., a Delaware corporation.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 10.04 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.             Amendments to the Agreement.

(i)             Section 1.01 of the Agreement is hereby amended as follows:

(A)  The following defined terms are hereby added to Section 1.01 of the Agreement in the appropriate alphabetical order:

“Cash Closing Calculation Amount” means an amount equal to the product of (a) the amount of cash raised by Pensare in the Private Placement less $5 million multiplied by (b) 0.67, provided that the Cash Closing Calculation Amount shall not be greater than $20.0 million.

“Cash Percentage” means Cash Closing Calculation Amount divided by Consideration Amount.

“Stock Closing Calculation Amount” the Consideration Amount minus the Cash Closing Calculation Amount.

“Stock Percentage” means Stock Closing Calculation Amount divided by Consideration Amount.

(B)   The definition of “Closing Calculation Amount” is hereby deleted in its entirety.

(C)   The definition of “Consideration Amount” is hereby deleted in its entirety and replaced with the following:

““Consideration Amount” means $60,000,000 minus the Estimated Closing Company Net Debt minus the amount by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target plus the amount by which the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Target. By way of example, if the Estimated Closing Company Net Debt is $20,000,000, and the Estimated Closing Net Working Capital is negative two million dollars (-$2,000,000), then Estimated Closing Net Working Capital would be greater than the Closing Net Working Capital Target, and the Consideration Amount would be $42,300,000.”

(ii)            Section 3.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) At the Closing, Pensare shall deliver or cause to be delivered to Holdings (i) such number of shares of Pensare Common Stock as shall be equal to the Stock Closing Calculation Amount divided by the Per Share Price (the “Stock Consideration”), (ii) the Cash Closing Calculation Amount in cash (the “Cash Consideration,”) and (iii) such number of shares of PIPE Securities of the same type as the PIPE Securities issued to investors in the Private Placement, other than Pensare Common Stock, as shall be equal to $5,000,000 divided by the applicable lowest price per unit paid by investors for the applicable PIPE Securities in the Private Placement (with appropriate adjustments being made to the requirements under Section 3.02 to reflect such change)(the “PIPE Consideration”, and collectively with the Stock Consideration and Cash Consideration, the “Merger Consideration”); provided that, for the avoidance of doubt, in no event shall the value of the Stock Consideration on the Closing Date constitute less than 40% of the aggregate value of the Merger Consideration.”

(iii)           Section 3.02(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) To the extent not already reflected in the Per Share Price or the applicable lowest price per unit paid by investors for the applicable PIPE Securities in the Private Placement, the Stock Consideration and/or the PIPE Consideration, as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pensare Common Stock or PIPE Securities (or any other Pensare Securities) occurring on or after the date hereof and prior to the Effective Time.”

(iv)          Section 3.03(d)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) Holdings shall pay back such owed amounts: (i) in cash, equal to the owed amount multiplied by the Cash Percentage, in immediately available funds (to an account designated by Pensare) and (ii) in shares of Pensare Common Stock and/or PIPE Securities, equal to the owed amount multiplied by the Stock Percentage, (by returning shares of Pensare Common Stock and/or PIPE Securities, issued to Holdings pursuant to Section 3.02(a) to Pensare). For purposes of this Section 3.03(d)(iv): (i) each share of Pensare Common Stock shall have a value equal to the Per Share Price and (ii) each share or unit of PIPE Securities shall have a value equal to applicable lowest price per unit paid by investors for the applicable PIPE Securities in the Private Placement.”

(v)           A new Section 3.04 is hereby added as follows:

“Section 3.04      Optional Redemption of PIPE Securities. In the event that PIPE Securities were issued as Stock Consideration pursuant to Section 3.02(a), if Pensare consummates any private placement or placements for any equity securities of Pensare, including preferred or common equity securities, units, rights, warrants, options, convertible securities or any other securities convertible into, or exchangeable or exercisable for equity securities, within 120 days after the Closing, then Holdings or any holder thereof shall have the right to elect to have an aggregate number of PIPE Securities, other than Pensare Common Stock, redeemed by Pensare ( “Redeemable Securities”) equal to: (i) half the amount of gross cash proceeds raised by Pensare in such private placement or placements, divided by (ii) the applicable lowest price per unit paid by investors for the applicable PIPE Securities in the Private Placement, provided that the amount of Redeemable Securities shall not be greater than the amount of PIPE Securities. Redeemable Securities shall be redeemed by Pensare for a price per Redeemable Security equal to the applicable lowest price per unit paid by investors for the applicable PIPE Securities in the Private Placement (with appropriate adjustments being made to the requirements under Section 3.02 to reflect such change) (the “Redemption Amount”). Any such redemption under this Section 3.03 shall occur within ten (10) days after Pensare receives a notice from Holdings or any holder thereof electing to have the Redeemable Securities redeemed (“Redemption Notice”). If any Redeemable Securities is not redeemed by Pensare within ten (10) days after the Redemption Notice by paying Holdings or any holder thereof the Redemption Amount, until such Redemption Securities are fully redeemed and the aggregate Redemption Amount is paid in full (a) all of the unredeemed Redeemable Securities shall remain outstanding and continue to have the rights, preferences, and privileges entitled to such Redeemable Securities, and (b) Holdings or any holder thereof of unredeemed Redemption Securities shall have the remedies entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law.”

(vi)          A new Section 6.03(g) is hereby added as follows:

“(g) The PIPE Securities being delivered by Pensare hereunder shall be duly authorized for issuance by the Company and, when duly executed, authenticated, issued and delivered, will constitute valid and binding obligations of the Company, enforceable against Pensare in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. Upon conversion of the PIPE Securities into shares of Pensare Common stock (the “Converted Shares”), such Converted Shares shall be duly and validly issued, fully paid and nonassessable, and each Converted Share shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities law and the Pensare Organizational Documents. The Converted Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.”

(vii)         Section 9.01(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Available Cash. After giving effect to (i) the exercise of the Redemption Rights and payments related thereto and (ii) the sale and issuance by Pensare of Pensare Common Stock or other PIPE Securities of Pensare, if any, between the date of this Agreement and the Effective Time, Pensare shall have at least an aggregate of $35 million of cash held either in or outside of the Trust Account.”

(viii)        Section 10.01(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Pensare or Holdings if the Effective Time shall not have occurred prior to April 1, 2020 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date; or”

Section 2.             Entire Agreement. This Amendment and the Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 3.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State

Section 4.             Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

PENSARE ACQUISITION CORP.

By	/s/ Darrell J. Mays
Name:	Darrell J. Mays
Title:	Chief Executive Officer

TANGO MERGER SUB CORP.

By	/s/ Darrell J. Mays
Name:	Darrell J. Mays
Title:	Chief Executive Officer

Stratos Management Systems Holdings, LLC

By	/s/ Sam Haffar
Name:	Sam Haffar
Title:	Vice President

Stratos Management Systems, Inc.

By	/s/ Sam Haffar
Name:	Sam Haffar
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]